EXHIBIT 10.4

SANDISK CORPORATION
2013 INCENTIVE PLAN

GLOBAL RESTRICTED STOCK UNIT ISSUANCE AGREEMENT

RECITALS

A.    The Board has adopted the Plan to promote the interests of the Corporation by providing eligible persons in the service of the Corporation (or any Parent or Subsidiary) with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in such service.

B.    The Participant is to render valuable services to the Corporation (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation’s issuance of shares of Common Stock to the Participant under the Plan.

C.    Except as otherwise set forth in the attached Appendix A, all capitalized terms in this Agreement shall have the meaning assigned to them in the Plan.

NOW, THEREFORE, it is hereby agreed as follows:

1.Grant of Restricted Stock Units. The Corporation hereby awards to the Participant, as of the Award Date, Restricted Stock Units under the Plan. Each Restricted Stock Unit represents the right to receive one share of Common Stock on the vesting date of that unit. The number of Shares subject to the awarded Restricted Stock Units, the applicable vesting schedule for those Shares, the dates on which those vested Shares shall become issuable to Participant and the remaining terms and conditions governing the Award shall be as set forth in this Agreement.

2.Grant Acceptance. If the Participant does not wish to receive this Award and/or does not consent and agree to the terms and conditions on which the Award is offered, as set forth in this Agreement (including the Appendices hereto) and the Plan, then the Participant must reject the Award via the website of the Corporation’s designated broker, no later than 90 days following the Award Date set forth in this Agreement. If the Participant rejects the Award, the Award will immediately be forfeited and cancelled. The Participant’s failure to reject the Award within this 90 day period will constitute the Participant’s acceptance of the Award and all terms and conditions of this Award, as set forth in this Agreement (including any Appendices hereto) and the Plan.

AWARD SUMMARY

Award Date:	As approved by the Plan Administrator and as indicated on internet site of the Corporation’s designated broker.
Number of Shares Subject to Award:	Number of Shares approved by appropriate Plan Administrator and as indicated on internet site of the Corporation’s designated broker.
Vesting Schedule:
The Shares shall vest in a series of installments over the Participant’s continued Service as follows: (i) twenty-five percent (25%) of the Shares shall vest upon the Participant’s completion of one year of Service measured from the Award Date and (ii) the balance of the Shares shall vest in a series of (3) successive equal annual installments upon the Participant’s completion of each successive one (1) year period of Service over the three (3) year period measured from the Award Date. However, one or more Shares may be subject to accelerated vesting in accordance with the provisions of Paragraph 6 of this Agreement.

Issuance Schedule
The Shares in which the Participant vests in accordance with the foregoing Vesting Schedule will be issuable immediately upon vesting, subject to the Corporation’s collection of the applicable Tax-Related Items withholding. The procedures pursuant to which the applicable Tax-Related Items withholding will be collected are set forth in Paragraph 9 of this Agreement.

3.Limited Transferability. Prior to actual receipt of the Shares which vest hereunder, the Participant may not transfer any interest in the Award or the underlying Shares. Any Shares which vest hereunder but which otherwise remain unissued at the time of the Participant’s death may be transferred pursuant to the provisions of the Participant’s will or the laws of inheritance or to the Participant’s designated beneficiary or beneficiaries of this Award.

4.Cessation of Service. Should the Participant cease to provide Services for any reason prior to vesting in one or more Shares subject to this Award, then the Award will be immediately cancelled with respect to those unvested Shares, and the number of Restricted Stock Units will be reduced accordingly. The Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled Award. Service will not be extended by any notice period mandated under local law (e.g., active Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s contract of employment, if any); the Plan Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing Service for purposes of this Award.

5.Stockholder Rights and Dividend Equivalents.

(a)The holder of this Award shall not have any stockholder rights, including voting or dividend rights, with respect to the Shares subject to the Award until the Participant becomes the record holder of those Shares following their actual issuance upon the Corporation’s collection of the applicable Tax-Related Items withholding.

(b)Notwithstanding the foregoing, should any dividend or other distribution payable other than in Shares, whether regular or extraordinary, be declared and paid on the outstanding Common Stock while one or more Shares remain subject to this Award (i.e., those Shares are not otherwise issued and outstanding for purposes of entitlement to the dividend or distribution), then a special book account shall be established for the Participant and credited with a dividend equivalent of the actual dividend or distribution which would have been paid on those Shares had they been issued and outstanding and entitled to that dividend or distribution. As the Shares subsequently vest hereunder, the phantom dividend equivalents credited to those Shares in the book account shall be distributed to the Participant (in cash or such other form as the Plan Administrator may deem appropriate in its sole discretion) concurrently with the issuance of the vested Shares to which those phantom dividend equivalents relate and such dividend equivalents shall be subject to the same vesting requirements as the Shares and to any special terms or conditions as set forth in Appendix B. However, each such distribution shall be subject to the Corporation’s collection of the Tax-Related Items withholding applicable to that distribution.

6.Change of Control.

(a)Any Restricted Stock Units subject to this Award at the time of a Change in Control may be assumed by the successor entity or otherwise continued in full force and effect or may be replaced with a cash incentive program of the successor entity which preserves the Fair Market Value of the Shares related to the unvested Restricted Stock Units at the time of the Change in Control and provides for subsequent payout of that value in accordance with the vesting schedule applicable to the Award. In the event of such assumption or continuation of the Award or such replacement of the Award with a cash incentive program, no accelerated vesting of the Restricted Stock Units shall occur at the time of the Change in Control.

(b)In the event the Award is assumed or otherwise continued in effect, the Restricted Stock Units subject to the Award shall be adjusted immediately after the consummation of the Change in Control so as to apply to the number and class of securities into which the Shares subject to those Award immediately prior to the Change in Control would have been converted in consummation of that Change in Control had those Shares actually been issued and outstanding at that time. To the extent the actual holders of the outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation (or parent entity) may, in connection with the assumption or continuation of the Restricted Stock Units subject to the Award at that time, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in the Change in Control transaction, provided such common stock is readily tradable on an established U.S. securities exchange or market.

(c)If the Restricted Stock Units subject to this Award at the time of the Change in Control are not assumed or otherwise continued in effect or replaced with a cash incentive program in accordance with Paragraph 6(a), then those Award will vest immediately prior to the closing of the Change in Control. The Shares subject to those vested Award will be issued immediately upon such vesting (or otherwise converted into the right to receive the same consideration per share of Common Stock payable to the other stockholders of the Corporation in consummation of that Change in Control), subject to the Corporation’s collection of the applicable Tax-Related Items withholding pursuant to the provisions of Paragraph 9.

(d)This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

7.Adjustment in Shares. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to the total number and/or class of securities issuable pursuant to this Award in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

8.Issuance of Shares of Common Stock. Except as otherwise provided in Paragraph 6, the settlement of all Restricted Stock Units which vest under the Award shall be made solely in Shares. In no event, however, shall any fractional Shares be issued. Accordingly, the total number of Shares to be issued at the time the Award vests shall, to the extent necessary, be rounded down to the next whole Share in order to avoid the issuance of a fractional Share.

9.Tax-Related Items.

(a)The Participant acknowledges that, regardless of any action taken by the Corporation or, if different, the Employer, the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount of Tax-Related Items withholding actually withheld by the Corporation or the Employer. The Participant further acknowledges that the Corporation and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction between the Award Date and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Corporation and/or the Employer (or former employer, as applicable) may be required to collect Tax-Related Items withholding in more than one jurisdiction.

(b)Prior to the relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Corporation and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Corporation or its respective agents to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(i)    withholding from the Participant’s wages or other cash compensation paid to the Participant by the Corporation and/or the Employer; or

(ii)    withholding from proceeds of the sale of Shares of acquired upon settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Corporation (on the Participant’s behalf pursuant to this authorization without further consent); or

(iii)    withholding in Shares to be issued upon settlement of the Restricted Stock Units, provided, however, that if the Participant is a Section 16 officer of the Corporation under the 1934 Act, then the Committee shall establish the method of withholding from alternatives (i)-(iii) herein and, if the Committee does not exercise its discretion prior to the Tax-Related Items withholding event, then the Participant shall be entitled to elect the method of withholding from the alternatives above.

(c)Depending on the withholding method, the Corporation or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

(d)Finally, the Participant agrees to pay to the Corporation or the Employer any amount of Tax-Related Items that the Corporation or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Corporation may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

10.Acknowledgments. In accepting this Award, the Participant acknowledges, understands and agrees that:

(a)the Plan is established voluntarily by the Corporation, is discretionary in nature and it may be modified, amended, suspended or terminated by the Corporation at any time, to the extent permitted by the Plan;

(b)the grant of this Award is voluntary and occasional and does not create any contractual or other right to receive future Awards, or benefits in lieu of Awards, even if Awards have been granted in the past;

(c)all decisions with respect to future Awards, if any, will be at the sole discretion of the Corporation;

(d)the Award and the Participant’s participation in the Plan shall not confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary), and/or the Employer to terminate the Participant’s Service at any time for any reason, with or without cause;

(e)the Participant is voluntarily participating in the Plan;

(f)the Award and any Shares acquired under the Plan are not intended to replace any pension rights or compensation;

(g)the Award and the Shares subject to the Award, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(h)the future value of the Shares underlying this Award is unknown, indeterminable and cannot be predicted with certainty;

(i)no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from the Participant’s ceasing to provide Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s contract of employment, if any), and in consideration of the grant of the Award to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Corporation (or any Parent or Subsidiary) or the Employer, waives the Participant’s ability, if any, to bring any such claim, and releases the Corporation (or any Parent or Subsidiary) and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim; and

(j)unless otherwise provided in the Plan or by the Corporation in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another Corporation nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock of the Corporation; and

(k)the following provisions apply only if the Participant is providing Services outside the United States:

(l)the Award and the Shares subject to the Award are not part of normal or expected compensation or salary for any purpose;

(m)The Participant acknowledges and agrees that neither the Corporation (or any Parent or Subsidiary) nor the Employer shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Award or of any amounts due to the Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement.

11.No Advice Regarding Award. The Corporation is not providing any tax, legal or financial advice, nor is the Corporation making any recommendations regarding the Participant’s participation in the Plan or the sale of the Shares acquired upon settlement of this Award. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

12.Data Privacy.

(a)The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Data by and among, as applicable, the Employer, the Corporation (or any Parent or Subsidiary) for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

(b)The Participant understands that the Corporation and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Corporation, details of all Awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan.

(c)The Participant understands that Data will be transferred to the Corporation’s designated broker or such other stock plan service provider as may be selected by the Corporation in the future, which is assisting the Corporation with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Corporation, the Corporation’s designated broker and any other possible recipients which may assist the Corporation (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that if he or she resides outside the United States he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, his or her employment status or Service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant’s consent is that the Corporation would not be able to grant the Participant Awards or other equity awards or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

13.Compliance with Laws and Regulations. The Participant understands that the vesting of the Restricted Stock Units under the Plan and the issuance, transfer, assignment, sale, or other dealings of the Shares shall be subject to compliance by the Corporation (or any Parent or Subsidiary) and the Participant with all applicable requirements under the laws, rules, and regulations of the country of which the Participant is a resident. Furthermore, the Participant agrees that he or she will not acquire Shares pursuant to the Plan except in compliance with all applicable federal, state, local, or foreign laws, rules, and regulations.

14.Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated below Participant’s signature line on this Agreement. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

15.Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Participant, Participant’s assigns, the legal representatives, heirs and legatees of Participant’s estate and any beneficiaries of the Award designated by Participant.

16.Construction. This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.

17.Governing Law/Venue. The interpretation, performance and enforcement of the Plan and this Agreement shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Agreement is made and/or to be performed.

18.Electronic Delivery and Execution. By executing this Agreement the Participant consents to the electronic delivery of the Plan documents and this Agreement. The Corporation may request that, in certain countries, the Participant execute this Agreement electronically via a link to a Corporation intranet or the internet site of a third party involved in administering the Plan or via electronic mail (“e-mail”) or such other means as may be specified by the Corporation. Electronic execution of this Agreement or the Notice of Grant shall have the same binding effect as a written or hard copy signature and accordingly, shall bind the Participant and the Corporation to all of the terms and conditions set forth in the Plan, and this Agreement.

19.Language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.

20.Appendix B. Notwithstanding any provision in this Agreement to the contrary, this Award shall be subject to any special terms and provisions as set forth in Appendix B to this Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in Appendix B, the special terms and conditions for such country will apply to the Participant, to the extent the Corporation determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix B constitutes part of this Agreement.

21.Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

22.Imposition of Other Requirements. The Corporation reserves the right to impose other requirements on the Participant’s participation in the Plan, on this Award and on any Shares acquired under the Plan, to the extent the Corporation determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

23.Waiver. The Participant acknowledges that a waiver by the Corporation of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant any other Participant of the Plan.

24.Entire Agreement. This Agreement (including any country specific provisions in Appendix B) and the Plan, including any appendices or exhibits thereto, together with information regarding the details of the Award provided on the internet site of the Corporation’s designated broker, contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereto. To the extent any provision of this Agreement is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. Decisions of the Plan Administrator within the scope of its administrative functions under the Plan shall be final and binding on the Participant and all persons claiming under or through the Participant.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

SANDISK CORPORATION

By:
Title:

PARTICIPANT:

Signature:
Address:

APPENDIX A

DEFINITIONS

The following definitions shall be in effect under the Agreement, which includes this Appendix A and also includes Appendix B:

A.1934 Act shall mean the U.S. Securities Exchange Act of 1934, as amended from time to time.

B.Agreement shall mean this Global Restricted Stock Unit Issuance Agreement.

C.Award shall mean the award of restricted stock units made to the Participant pursuant to the terms of this Agreement.

D.Award Date shall mean the date the restricted stock units are awarded to the Participant pursuant to the appropriate Plan Administrator approval.

E.Board shall mean the Corporation’s Board of Directors.

(a)

F.Corporation shall mean SanDisk Corporation, a Delaware corporation, and any successor corporation to all or substantially all of the assets or voting stock of SanDisk Corporation which shall by appropriate action adopt the Plan.

G.Data shall mean any information relating to the Participant who is or can be identified from the data alone or in conjunction with other information that is in, or likely to come into, the possession of data controller.

H.Participant shall mean the person to whom the Award is made pursuant to the Agreement.

I.Plan shall mean the 2013 Incentive Plan.

J.Share shall mean one share of Common Stock.

K.Stock Exchange shall mean the American Stock Exchange or the New York Stock Exchange.

L.Tax-Related Items shall mean income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax‑related items related to the Participant’s participation in the Plan and legally applicable to the Participant or deemed by the Corporation or the Employer in its discretion to be an appropriate charge to the Participant even if legally applicable to the Corporation or the Employer.

A - 1

SANDISK CORPORATION
2013 INCENTIVE PLAN

APPENDIX B TO THE
GLOBAL RESTRICTED STOCK UNIT ISSUANCE AGREEMENT

Terms and Conditions

This Appendix B includes additional terms and conditions that govern the Award granted to the Participant under the Plan if the Participant resides in one of the countries listed below. Certain capitalized terms used but not defined in this Appendix B have the meanings set forth in the Plan and the Agreement.

Notifications

This Appendix B also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of May 2013. Such laws are often complex and change frequently. As a result, the Corporation strongly recommends that the Participant not rely on the information in this Appendix B as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time that the Award vests and Shares are issued to the Participant or the Participant sells Shares acquired upon vesting of the Award under the Plan.

It is the Participant’s sole responsibility to comply with any obligations set forth in the notifications in this Appendix B with respect to the Awards and his or her participation in the Plan. The Participant acknowledges and agrees that, unless otherwise stated in this Appendix B, the Corporation, any Parent or Subsidiary and the Employer have no responsibility with respect to any of the requirements or obligations the Participant may have with respect to any notifications which are set forth below.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Corporation is not in a position to assure the Participant of a particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to his or her situation.

Finally, if the Participant is a citizen or resident of a country other than the one in which the Participant is currently working, transfers employment after the Award Date, or is considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to the Participant, and the Corporation shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Participant.

AUSTRALIA

Notifications

Securities Law Information. If the Participant acquires Shares under the Plan upon the vesting of the Restricted Stock Units and subsequently offers the Shares for sale to a person or entity resident in Australia, such an offer may be subject to disclosure requirements under Australian law, and the Participant should obtain legal advice regarding any applicable disclosure requirements prior to making any such offer.

AUSTRIA

Notifications

Exchange Control Information. If the Participant holds Shares acquired under the Plan outside of Austria, the Participant must submit a report to the Austrian National Bank. An exemption applies if the value of the Shares as of any given quarter does not exceed €30,000,000 or as of December 31 does not exceed €5,000,000. If the former threshold is exceeded, quarterly obligations are imposed, whereas if the latter threshold is exceeded, annual reports must be given. The annual reporting date is December 31 and the deadline for filing the annual report is March 31 of the following year.

When the Participant sells Shares acquired at vesting of the Award, there may be exchange control obligations if the cash received is held outside Austria. If the transaction volume of all the Participant’s accounts abroad exceeds €3,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month.

Consumer Protection Information. To the extent that the provisions of the Austrian Consumer Protection Act are applicable to the Agreement and the Plan, the Participant may be entitled to revoke his or her acceptance of the Agreement if the conditions listed below are met:

(i)
If the Participant accepts the Award outside of the business premises of the Corporation, the Participant may be entitled to revoke his or her acceptance of the Agreement, provided the revocation is made within one week after the Participant accepts the Agreement.

(ii)
The revocation must be in written form to be valid. It is sufficient if the Participant returns the Agreement to the Corporation or the Corporation’s representative with language that can be understood as the Participant’s refusal to conclude or honor the Agreement, provided the revocation is sent within the period set forth above.

BRAZIL

Notifications

Compliance with Law. By accepting the Award, the Participant acknowledges his or her agreement to comply with applicable Brazilian laws and to pay any and all applicable Tax-Related Items associated with the Restricted Stock Units, the receipt of any dividends or dividend equivalents, and the sale of Shares acquired under the Plan.

Exchange Control Information. If the Participant is a resident or domiciled in Brazil, he or she will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. Assets and rights that must be reported include Shares acquired under the Plan. Foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement and must declare at least the assets held abroad that were acquired subsequent to the date of admittance as a resident of Brazil.

CHINA

Terms and Conditions

Cessation of Service. This provision supplements Paragraph 4 of the Agreement:

In the event of the Participant’s cessation of Service with the Corporation (or any Parent or Subsidiary), the Participant will be required to sell any Shares issued to him or her pursuant to this Award within six months (or such other period as may be required by the State Administration of Foreign Exchange (“SAFE”)) after the date of cessation of the Participant’s active Service. The Participant understands and agrees that if the Participant does not sell his or her Shares prior to the last trading day within the six-month post-termination period (or such other period as may be required by SAFE), the Corporation is authorized to instruct its designated broker to assist with the mandatory sale of such Shares (on the Participant’s behalf pursuant to this authorization) on the last trading day of the six-month post-termination period (or such other period as may be required by SAFE), subject to any black-out period, and the Participant expressly authorizes the Corporation’s designated broker to complete the sale of such Shares. The Participant understands and agrees that the Corporation’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of the Shares, the Corporation agrees to pay the Participant the cash proceeds from the sale, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items. The Participant acknowledges that he/she is not aware of any material nonpublic information with respect to the Corporation or any securities of the Corporation as of the date of this Agreement. These requirements will not apply to non-PRC citizens, unless required by SAFE.

Exchange Control Requirements. The Participant understands and agrees that, pursuant to local exchange control requirements, the Participant will be required to immediately repatriate the cash proceeds from the sale of Shares related to the Award to China. The Participant further understands that, under local law, such repatriation of his or her cash proceeds will need to be effectuated through a special exchange control account established by the Corporation (or any Parent or Subsidiary) or the Employer, and the Participant hereby consents and agrees that any proceeds from the sale of Shares will be transferred to such special account prior to being delivered to the Participant. The Corporation is under no obligation to secure any exchange conversion rate, and the Corporation may face delays in converting the proceeds to local currency due to exchange control restrictions in China. The Participant agrees to bear any currency fluctuation risk between the time the Shares are sold and the time the sale proceeds are distributed through any such special exchange account. The Participant further agrees to comply with any other requirements that may be imposed by the Corporation in the future in order to facilitate compliance with exchange control requirements in China. These requirements will not apply to non-PRC citizens, unless required by SAFE.

DENMARK

Terms and Conditions

Danish Stock Option Act. By accepting the Award, the Participant acknowledges that he or she has received a Danish translation of an Employer Statement, which is being provided to comply with the Danish Stock Option Act.

Notifications

Exchange Control and Tax Reporting Information

The Participant may hold Shares acquired under the Plan in a safety-deposit account (e.g., a brokerage account) with either a Danish bank or with an approved foreign broker or bank. If the Shares are held with a non-Danish broker or bank, the Participant is required to inform the Danish Tax Administration about the safety-deposit account. For this purpose, the Participant must file a Declaration V (Erklaering V) with the Danish Tax Administration. In the event that the applicable broker or bank with which the account is held does not also sign the Form V, the Participant acknowledges that he or she is solely responsible for providing certain details regarding the foreign brokerage or bank account and any Shares acquired at vesting held in such account to the Danish Tax Administration as part of the Participant’s annual income tax return. By signing the Form V, the Participant authorizes the Danish Tax Administration to examine the account. A sample of the Declaration V can be found at the following website: www.skat.dk/getFile.aspx?Id=47392.

In addition, when the Participant opens a deposit account or a brokerage account other foreign bank for the purpose of holding cash outside of Denmark, the bank or brokerage account, as applicable, will be treated as a deposit account because cash can be held in the account. Therefore, the Participant must also file a Declaration K (Erklaering K) with the Danish Tax Administration. Both the Participant and the bank/broker must sign the Declaration K. By signing the Declaration K, the bank/broker undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the content of the deposit account. By signing the Declaration K, the Participant authorizes the Danish Tax Administration to examine the account. A sample of Declaration K can be found at the following website: www.skat.dk/getFile.aspx?Id=42409&newwindow=true.

EGYPT

Notifications

Exchange Control Information. If the Participant transfers funds into or out of Egypt in connection with the sale of Shares, the Participant is required to transfer the funds through a registered bank in Egypt.

FRANCE

Term and Conditions

Language Consent. By accepting the Award, the Participant confirms having read and understood the documents relating to this grant (the Plan, the Agreement and this Appendix B) which were provided in English language. The Participant accepts the terms of those documents accordingly.

En acceptant l’attribution, vous confirmez ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan, le contrat et cette Annexe B) qui ont été communiqués en langue anglaise. Vous acceptez les termes en connaissance de cause.

Notifications

Foreign Account Reporting Information. If the Participant holds Shares outside of France or maintains a foreign bank account, he or she is required to report such to the French tax authorities when filing his or her annual tax return. Failure to comply could trigger significant penalties.

GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If the Participant uses a German bank to effect a cross-border payment in excess of €12,500 in connection with the sale of Shares acquired under the Plan, the bank will make the report for the Participant. In addition, the Participant must report any receivables or payables or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis.

HONG KONG

Terms and Conditions

Warning: The Award and Shares acquired upon vesting of the Award do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Corporation (or any Parent or Subsidiary). The Agreement, including this Appendix B, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. Nor have the documents been reviewed by any regulatory authority in Hong Kong. The Award is intended only for the personal use of each eligible employee of the Employer, the Corporation (or any Parent or Subsidiary) and may not be distributed to any other person. If the Participant is in any doubt about any of the contents of the Agreement, including this Appendix B, or the Plan, the Participant should obtain independent professional advice.

Sale Restriction. Notwithstanding anything contrary in the Agreement or the Plan, in the event the Restricted Stock Units vest and Shares are issued to Participant within six months of the Award Date, Participant agrees that the Participant will not dispose of any Shares acquired prior to the six-month anniversary of the Award Date.

Notifications

Nature of Scheme. The Corporation specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

INDIA

Notifications

Exchange Control Information. The Participant must repatriate the proceeds from the sale of Shares and any dividends or dividend equivalents received in relation to the Shares to India within 90 days of receipt. The Participant must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Employer requests proof of repatriation. It is the Participant’s responsibility to comply with applicable exchange control laws in India.

Foreign Account Reporting Information. The Participant is required to declare any foreign bank accounts and any foreign financial assets (including Shares acquired under the Plan) in his or her annual tax return.

IRELAND

Notifications

Director Notification Obligation. Directors, shadow directors1 and secretaries of the Corporation’s Irish Subsidiary are subject to certain notification requirements under the Irish Companies Act. Directors, shadow directors and secretaries must notify the Irish Subsidiary in writing of their interest in the Corporation and the number and class of Shares or rights to which the interest relates within five business days of the issuance or disposal of Shares or within five business days of becoming aware of the event giving rise to the notification. This disclosure requirement also applies to any rights or Shares acquired by the director’s spouse or children (under the age of 18).

ISRAEL

Terms and Conditions

Trust Arrangement. The Participant understands and agrees that the Award is offered subject to and in accordance with the terms of the Plan, Israeli Subplan (the “Subplan”) under the 102 Capital Gains Track (as defined in the Subplan), the Israeli Addendum to the Plan (the “Israeli Addendum”), the Trust Agreement among the trustee appointed by Sandisk Israel (Tefen) Ltd and Sandisk IL Ltd., and the Agreement. In the event of any inconsistencies between the Plan, the Sub-Plan, the Israeli Addendum and/or the Agreement, the Plan will govern, and if there are inconsistencies between the Sub-Plan, Israeli Addendum and/or the Agreement, the Sub-Plan and Israeli Addendum will govern the Award granted to the Participant in Israel.

Written Acceptance. If the Participant resides in Israel, then the Participant must print, sign and deliver the signed copy of the Israel Beneficiary 102 Undertaking within 45 days to: [Insert Address]. If the Corporation does not receive the signed Israel Beneficiary 102 Undertaking within 45 days, the Award shall terminate and will become null and void.

[1]
A shadow director is an individual who is not on the board of directors of the Irish Subsidiary but who has sufficient control so that the board of directors of the Irish Subsidiary acts in accordance with the directions or instructions of the individual.

SANDISK CORPORATION
2013 INCENTIVE PLAN
ISRAEL BENEFICIARY 102 UNDERTAKING

If Optionee/Participant has not already executed an Israel Beneficiary 102 Undertaking in connection with grants made under the Israeli Subplan to the 2013 Incentive Plan (the “Plan”), Optionee/Participant must print, sign and deliver the signed copy of this Israel Beneficiary 102 Undertaking within 45 days to [Insert Address]. If the Corporation does not receive the signed Israel Beneficiary 102 Undertaking within 45 days, the options/restricted stock units may not qualify for preferential tax treatment.

1.
I hereby agree that any restricted stock units or options (collectively, the “Options”) granted to me by SanDisk Corporation (the “Corporation”) according to and under the terms and conditions of the Plan and the Israeli Subplan adopted by the Corporation as of June 12, 2013 (collectively, the “Plan”) are granted to me to qualify under the capital gain tax treatment in accordance and pursuant to Section 102(b)(2) of the Income Tax Ordinance [New Version] (the “Tax Ordinance”) after 132 amendment (“Section 102”) and the Income Tax Rules (Tax Relief upon the Allotment of Shares to Employees), 2003 (the “Rules”) unless I am otherwise notified subject to the Corporation’s absolute discretion to change such election on future grants and subject to the Tax Authorities’ approval.

2.
I hereby declare and confirm that I am familiar with the provisions of the trust agreement signed between the Corporation and Tamir Fishman Trusts 2004 Ltd. (the “Trustee”) (the “Trust Agreement”), as well as the terms of the Plan, Section 102, the Rules, and the implications and consequences of the chosen tax arrangement with respect to the Options, and consent that all the terms and conditions set forth in Section 102 and the Rules, as shall be amended from time to time, shall apply to me and bind me.

3.
Without derogating from the generality of the aforesaid, I agree that the Options and all the rights that I shall be entitled to with respect to the Options, including, without limitation, dividend, bonus shares and shares issued pursuant to adjustments made by the Corporation will be deposited in trust with the Trustee and be held in trust in accordance with Section 102, the Rules and the Trust Agreement.

4.
Without derogating from the generality of the aforesaid, I acknowledge that during the “Holding Period” as determined by the Tax Ordinance I am prevented from selling the Options or the underlying shares, or releasing them from the Trustee, before the termination of the “Holding Period” and I understand the tax implications and consequences that may be applied as a result of breaching such obligation, as set by Section 102, which I am familiar with.

5.	If I will cease to be an Israeli resident or if my employment will be terminated for any reason, the Options shall remain subject to section 102, the Rules and the Trust Agreement.

6.
I hereby agree that any tax liability whatsoever arising from the grant, exercise of any options, vesting of any restricted stock units, the sale of shares, the release of shares from the Trustee or any other event or act with respect to the Options granted to me, shall be borne solely by me. I declare and consent that the Corporation and/or the Trustee shall make any tax payment due, out of the proceeds of any sale of shares, to any tax authority, according to Section 102, the Rules, the Trust Agreement or any other compulsory payments or applicable law.

7.
I understand that this grant of Options under the capital gain track is conditioned upon the receipt, inter alia, of all required approvals from the tax authorities. Accordingly, to the extent that for whatever reason the Corporation shall not be granted an approval by the Israeli Tax Authorities under section 102, I shall bear and pay any and all taxes and any other compulsory payments applicable to the grant, exercise, sale or other disposition of Options or stocks; I hereby declare and consent for the Corporation and/or the Trustee to deduct any tax payment due, out of the proceeds of any sale of Shares, for any payment to the tax authorities, according to the Rules, or any other applicable compulsory payments.

8.
I confirm that the Corporation and/or the Trustee shall not be required to release any shares or any proceeds deriving from the sale of shares, to me, until all required tax payments according to section 102, the Rules and the Trust Agreement, including any other compulsory payments, or applicable law, have been fully assured.

Name of the Beneficiary	I.D. Number	Signature

ITALY

Terms and Conditions

Data Privacy. This provision replaces Paragraph 12 of the Agreement:

The Participant understands that the Corporation and the Employer are the Privacy Representative of the Corporation in Italy and may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Shares or directorships held in the Corporation (or any Parent or Subsidiary), details of all Awards or any other entitlement to Common Stock awarded, canceled, vested, unvested or outstanding in the Participant’s favor, and that the Corporation and the Employer will process said data and other data lawfully received from third parties (“Personal Data”) for the exclusive purpose of managing and administering the Plan and complying with applicable laws, regulations and Community legislation. The Participant also understands that providing the Corporation with Personal Data is mandatory for compliance with laws and is necessary for the performance of the Plan and that the Participant’s denial to provide Personal Data would make it impossible for the Corporation to perform its contractual obligations and may affect the Participant’s ability to participate in the Plan. The Participant understands that Personal Data will not be publicized, but it may be accessible by the Employer as the Privacy Representative of the Corporation and within the Employer’s organization by its internal and external personnel in charge of processing, and by the Corporation’s designated broker or any other data processor appointed by the Corporation. The updated list of Processors and of the subjects to which Data are communicated will remain available upon request from the Employer. Furthermore, Personal Data may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan. The Participant understands that Personal Data may also be transferred to the independent registered public accounting firm engaged by the Corporation, and also to the legitimate addressees under applicable laws. The Participant further understands that the Corporation (or any Parent or Subsidiary) will transfer Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and that the Corporation (or any Parent or Subsidiary) may each further transfer Personal Data to third parties assisting the Corporation in the implementation, administration and management of the Plan, including any requisite transfer of Personal Data to the Corporation’s designated broker or other third party with whom the Participant may elect to deposit any Shares acquired under the Plan or any proceeds from the sale of such Shares. Such recipients may receive, possess, use, retain and transfer Personal Data in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that these recipients may be acting as Controllers, Processors or persons in charge of processing, as the case may be, according to applicable privacy laws, and that they may be located in or outside the European Economic Area, such as in the United States or elsewhere, in countries that do not provide an adequate level of data protection as intended under Italian privacy law.

Should the Corporation exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Personal Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.

The Participant understands that Personal Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Personal Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including the transfer of Personal Data abroad, including outside of the European Economic Area, as specified herein and pursuant to applicable laws and regulations, does not require the Participant’s consent thereto as the processing is necessary to performance of law and contractual obligations related to implementation, administration and management of the Plan. The Participant understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, the Participant has the right at any moment to, including, but not limited to, obtain confirmation that Personal Data exists or not, access, verify its contents, origin and accuracy, delete, update, integrate, correct, blocked or stop, for legitimate reason, the Personal Data processing. To exercise privacy rights, the Participant should contact the Employer. Furthermore, the Participant is aware that Personal Data will not be used for direct marketing purposes. In addition, Personal Data provided can be reviewed and questions or complaints can be addressed by contacting the Participant’s human resources department.

Plan Document Acknowledgement. The Participant acknowledges that the Participant has read and specifically and expressly approves the following paragraphs of the Participant’s applicable Agreement regarding Paragraph 1: Grant of Restricted Stock Units; Paragraph 2: Grant Acceptance; Paragraph 3: Limited Transferability; Paragraph 4: Cessation of Service; Paragraph 5: Shareholder Rights and Dividend Equivalents; Paragraph 6: Change of Control; Paragraph 7: Adjustment of Shares; Paragraph 8: Issuance of Shares of Common Stock; Paragraph 9: Tax-Related Items; Paragraph 10: Acknowledgments; Paragraph 11: No Advice

Regarding Award; Paragraph 13: Compliance with Laws and Regulations; Paragraph 17: Governing Law/Venue; Paragraph 18: Electronic Delivery and Execution; Paragraph 19: Language; Paragraph 20: Appendix B; Paragraph 22: Imposition of Other Requirements and the Data Privacy section of this Appendix B.

Notifications

Exchange Control Information. The Participant is required to report in his or her annual tax return: (a) any transfers of cash or Shares to or from Italy exceeding €10,000; (b) any foreign investments or investments held outside of Italy at the end of the calendar year exceeding €10,000 if such investments (cash, Shares) that may give rise to taxable income in Italy that combined with other foreign assets exceeds €10,000; and (c) the amount of the transfers to and from Italy which have had an impact during the calendar year on the Participant’s foreign investments or investments held outside of Italy. The Participant may be exempt from the requirement in (a) if the transfer or investment is made through an authorized broker resident in Italy, as the broker will generally comply with the reporting obligation on his or her behalf.

JAPAN

Notifications

Foreign Account Reporting Information. If the Participant maintains a foreign bank account outside of Japan with a value exceeding ¥50 million as of December 31 of any calendar year, the Participant is required to report such to the Japanese authorities by March 15th of the following year.

KENYA

There are no country specific provisions.

KOREA

Notifications

Exchange Control Information. If the Participant realizes US$500,000 or more from the sale of Shares, Korean exchange laws require the Participant to repatriate the proceeds to Korea within eighteen months of the sale.

Foreign Account Reporting Information. Under a proposed rule that would be applicable to foreign financial accounts held in 2013 and onwards, Korean residents would have to declare all overseas financial accounts to the Korean tax authority and file a report if the value of such accounts exceeds KRW 1 billion (approximately US$908,000).

NETHERLANDS

Notifications

Securities Law Information. The Participant should be aware of the Dutch insider-trading rules, which may impact the sale of Shares acquired under the Plan. In particular, the Participant may be prohibited from effectuating certain transactions if the Participant has inside information about the Corporation.

Under Article 5:56 of the Dutch Financial Supervision Act, anyone who has “insider information” related to an issuing company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is defined as knowledge of specific information concerning the issuing company to which the securities relate or the trade in securities issued by such company, which has not been made public and which, if published, would reasonably be expected to affect the share price, regardless of the development of the price. The insider could be any employee of a Parent or Subsidiary in the Netherlands who has inside information as described herein.

Given the broad scope of the definition of inside information, certain Participants working at a Parent or Subsidiary in the Netherlands may have inside information and, thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when the Participant has such inside information.

If the Participant is uncertain whether the insider-trading rules apply to him or her, the Participant should consult his or her personal legal advisor.

POLAND

Notifications

Exchange Control Information. Polish residents holding foreign securities (including Shares) and maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances of the securities and cash deposited in such accounts if the value of such securities and cash (when combined with all other assets held abroad) exceeds PLN 7,000,000. If required, the reports must be filed on a quarterly basis on special forms available on the website of the National Bank of Poland. Further, any transfer of funds in excess of a specified threshold (currently €15,000) must be effected through a bank account in Poland. The Participant should maintain evidence of such foreign exchange transactions for five years, in case of a request for their production by the National Bank of Poland.

RUSSIA

Terms and Conditions

U.S. Transaction. The Participant understands that the acceptance of the Award through the website of the Corporation’s designated broker, results in an agreement between the Participant and the Corporation completed in the United States and that the Agreement is governed by the laws of the State of California, without giving effect to the conflict of law principles thereof.

Issuance of Shares of Common Stock. This provision supplements Paragraph 8 of the Agreement:

The Participant agrees that the Corporation is authorized, at its discretion, to instruct its designated broker to assist with the sale of the Shares acquired at vesting of the Restricted Stock Units (on the Participant’s behalf pursuant to this authorization and without further consent) should the Corporation determine that such sale is necessary or advisable under local law. The Participant expressly authorizes the Corporation’s designated broker to complete the sale of such Shares and acknowledges that the Corporation’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of the Shares, the Corporation agrees to pay Participant the cash proceeds from the sale of the Shares, less any brokerage fees, commissions or Tax-Related Items. The Participant acknowledges that he or she is not aware of any material nonpublic information with respect to the Corporation or any securities of the Corporation as of the date of the Award.

Securities Law Information. The Participant acknowledges that the Award, the Agreement, the Plan and all other materials the Participant may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. The Shares acquired pursuant to the Plan have not and will not be registered in Russia and therefore, neither the Award nor the Shares may be used for offering or public circulation in Russia. The Participant acknowledges that he or she may hold Shares acquired upon vesting of the Restricted Stock Units in the Participant’s account with the Corporation’s third party broker/administrator in the U.S. However, in no event will Shares issued to the Participant under the Plan be delivered to Participant in Russia. Further, the Participant is not permitted to sell Shares directly to other Russian individuals.

Data Privacy. This provision supplements Paragraph 12 of the Agreement:

The Participant understands and agree that he or she must complete and return a Written Consent to Processing of Personal Data (the “Consent”) to the Corporation. Further, the Participant understands and agrees that if he or she does not complete and return the Consent to the Corporation, the Corporation will not be able to grant Restricted Stock Units or other awards to the Participant or administer or maintain such awards. Therefore, Participant understands that refusing to complete the Consent or withdrawing your consent may affect the Participant’s ability to participate in the Plan.

Notifications

Exchange Control Information. Proceeds from the sale of Shares and any dividends received in relation to the Shares must be repatriated to Russia within a reasonably short period after receipt. The sale proceeds and any dividends received must be initially credited to the Participant through a foreign currency account opened in the Participant’s name at an authorized bank in Russia. After the funds are initially received in Russia, they may be further remitted to a foreign bank subject to the following limitations: (i) the foreign account may be opened only for individuals; (ii) the foreign account may not be used for business activities; (iii) the Russian tax authorities must be given notice about the opening/closing of each foreign account within one month of the account opening/closing.

Labor Law Information. If the Participant continues to hold Shares acquired at vesting of the Restricted Stock Units after an involuntary termination of the Participant’s Service, the Participant will not be eligible to receive unemployment benefits in Russia.

SINGAPORE

Notifications

Securities Law Information. The Award is being granted to the Participant pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan and the Agreement have not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Participant should note that such Award is subject to section 257 of the SFA and the Participant will not be able to make any subsequent sale in Singapore, or any offer of such subsequent sale of the Shares underlying the Award unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

Director Notification Obligation. If the Participant is a director or shadow director of the Corporation or a Singapore Subsidiary, the Participant is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Corporation or the Singaporean Subsidiary in writing when the Participant receives an interest (e.g., an Award, Shares) in the Corporation or any related companies. Please contact the Corporation to obtain a copy of the notification form. In addition, the Participant must notify the Corporation or the Singapore Subsidiary when the Participant sells Shares of the Corporation or any related Corporation (including when the Participant sell Shares acquired under the Plan). These notifications must be made within two business days of acquiring or disposing of any interest in the Corporation or any related corporation. In addition, a notification must be made of the Participant’s interests in the Corporation or any related corporation within two business days of becoming a director.

Insider Trading Information. The Participant should be aware of the Singapore insider trading rules, which may impact the acquisition or disposal of Shares or rights to Shares under the Plan. Under the Singapore insider-trading rules, the Participant is prohibited from selling Shares when he or she is in possession of information which is not generally available and which the Participant knows or should know will have a material effect on the price of Shares once such information is generally available.

SPAIN

Terms and Conditions

Acknowledgements. This provision supplements Paragraph 10 of the Agreement:

In accepting the Award, the Participant acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan.

The Participant understands and agrees that, as a condition of the grant of the Award, except as provided for in Paragraph 4 of the Agreement, the cessation of the Participant’s Service for any reason (including for the reasons listed below) will automatically result in the forfeiture the Award and loss of the Shares that may have been granted to the Participant and that have not vested on the date of termination.

In particular, the Participant understands and agrees that the Award will be forfeited without entitlement to the underlying Shares or to any amount as indemnification in the event of a cessation of the Participant’s Service prior to vesting by reason of, including, but not limited to: death, disability, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985.

Furthermore, the Participant understands that the Corporation has unilaterally, gratuitously and discretionally decided to grant the Awards under the Plan to individuals who may be employees of the Corporation (or any Parent or Subsidiary). The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Corporation (or any Parent or Subsidiary) on an ongoing basis. Consequently, the Participant understands that the Awards are granted on the assumption and condition that the Awards and the Shares underlying the Awards shall not become a part of any employment or service contract (either with the Corporation, the Employer (or any Parent or Subsidiary)) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Participant understands that the Award would not be made to the Participant but for the assumptions and conditions referred to above; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any Award shall be null and void.

Notifications

Securities Law Information. The Award described in the Agreement and this Appendix B do not qualify under Spanish regulations as a security.  No “offer of securities to the public”, as defined under Spanish law, has taken place or will take place in the Spanish territory. The Agreement (including this Appendix B) has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and do not constitute a public offering prospectus.

Exchange Control Information. The acquisition of Shares under the Plan must be declared for statistical purposes to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”) which is a department of the Ministry of Economy and Competitiveness. Generally, the declaration must be filed in January; however, if the value of the Shares acquired under the Plan or the amount of the sale proceeds exceeds €1,502,530, the declaration must be filed within one month of the acquisition or sale, as applicable.

When receiving foreign currency payments derived from the ownership of any Shares (i.e., dividends or sale proceeds), the Participant must inform the financial institution receiving the payment of the basis upon which such payment is made if the payment exceeds €50,000. The Participant will need to provide the institution with the following information: (i) the Participant’s name, address, and tax identification number; (ii) the name and corporate domicile of the Corporation; (iii) the amount of the payment; the currency used; (iv) the country of origin; (v) the reasons for the payment; and (vi) further information that may be required.

In addition, the Participant may be required to declare electronically to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including any Shares acquired under the Plan) and any transactions with non-Spanish residents (including any payments of Shares made to the Participant by the Corporation) depending on the value of such accounts and instruments and the amount of the transactions during the relevant year as of December 31 of the relevant year.

Foreign Account Reporting Information. If the Participant holds rights or assets (e.g., Shares or cash held in a bank or brokerage account) outside of Spain with a value in excess of €50,000 per type of right or asset (e.g., Shares, cash, etc.) as of December 31 each year, the Participant is required to report certain information regarding such rights and assets on tax form 720.  After such rights and/or assets are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported rights or assets increases by more than €20,000.  The reporting must be completed by the March 31 each year.

SWEDEN

There are no country specific provisions.

TAIWAN

Terms and Conditions

Data Privacy. The Participant acknowledges that he or she has read and understands the terms regarding collection, processing and transfer of Data contained in Paragraph 12 of the Agreement and agrees that, upon request of the Corporation or the Employer, the Participant will provide any executed data privacy consent form to the Employer or the Corporation (or any other agreements or consents that may be required by the Employer or the Corporation) that the Corporation and/or the Employer may deem necessary to obtain under the data privacy laws in the Participant’s country, either now or in the future. The Participant understands he or she will not be able to participate in the Plan if the Participant fails to execute any such consent or agreement.

Notifications

Exchange Control Information. The Participant may acquire and remit foreign currency (including proceeds from the sale of Shares) into Taiwan up to US$5,000,000 per year. If the transaction amount is TWD$500,000 or more in a single transaction, the Participant must submit a Foreign Exchange Transaction Form and also provide supporting documentation to the satisfaction of the remitting bank.

TURKEY

Notifications

Securities Law Information. Under Turkish law, the Participant is not permitted to sell any Shares acquired under the Plan in Turkey. The Corporation’s Shares are currently traded on the Nasdaq Global Select Market, which is located outside of Turkey, under the ticker symbol “SNDK” and Shares acquired under the Plan may be sold through this exchange.

Exchange Control Information. Under Turkish law, Turkish residents are permitted to purchase and sell securities or derivatives traded on exchanges abroad only through a financial intermediary licensed in Turkey.  Therefore, the Participant may be required to appoint a Turkish broker to assist with the sale of the Shares acquired under the Plan.  The Participant should consult his or her personal legal advisor before selling any Shares acquired under the Plan to confirm the applicability of this requirement to the Participant.

UNITED ARAB EMIRATES

Notifications

Securities Law Information. The Award under the Plan is only being offered to Employees and is in the nature of providing equity incentives to Employees. Any documents related to the Award, including the Plan, the Agreement and any other grant documents (“Award Documents”), are intended for distribution only to such Employees and must not be delivered to, or relied on by, any other person.

The United Arab Emirates securities or financial/economic authorities have no responsibility for reviewing or verifying any Award Documents and have not approved the Award Documents nor taken steps to verify the information set out in them, and thus, are not responsible for their content.

The Participant is aware that he or she should, as a prospective stockholder, conduct his or her own due diligence on the securities. The Participant acknowledges that if he or she does not understand the contents of the Award Documents, the Participant should consult an authorized financial advisor.

UNITED KINGDOM

Terms and Conditions

Tax-Related Items. The following provisions supplement Paragraph 9 of the Agreement:

If payment or withholding of the Tax-Related Items (including the Employer’s Liability, as defined below) is not made within ninety (90) days of the event giving rise to the Tax-Related Items (the “Due Date”) or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, the amount of any uncollected income tax will constitute a loan owed by the Participant to the Employer, effective on the Due Date. The Participant agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Corporation or the Employer may recover it at any time thereafter by any of the means referred to in Paragraph 9 of the Agreement.

Notwithstanding the foregoing, if the Participant is a director or executive officer of the Corporation (within the meaning of Section 13(k) of the 1934 Act), the Participant will not be eligible for such a loan to cover the unpaid income taxes. In the event that the Participant is such a director or executive officer and the income taxes are not collected from or paid by the Participant by the Due Date, the amount of any uncollected taxes will constitute a benefit to the Participant on which additional income tax and national insurance contributions (“NICs”) (including the Employer’s Liability, as defined below) may be payable. The Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Corporation or the Employer (as appropriate) for the value of any NICs due on this additional benefit.

Joint Election. As a condition of the Participant’s participation in the Plan and the vesting of the Restricted Stock Units, the Participant agrees to accept any liability for secondary Class 1 NICs which may be payable by the Corporation and/or the Employer in connection with the Award and any event giving rise to Tax-Related Items (the “Employer’s Liability”). Without prejudice to the foregoing, the Participant agrees to enter into a joint election with the Corporation, the form of such joint election being formally approved by HMRC (the “Joint Election”), and any other required consent or elections. The Participant further agrees to enter into such other joint elections as may be required between the Participant and any successor to the Corporation and/or the Employer. The Participant further agrees that the Corporation and/or the Employer may collect the Employer’s Liability from the Participant by any of the means set forth in Paragraph 9 of the Agreement.

If the Participant does not enter into the Joint Election prior to the vesting of the Restricted Stock Units, the Participant will forfeit the Award and any Shares that have been issued will be returned to the Corporation at no cost to the Corporation, without any liability to the Corporation and the Employer.

SANDISK CORPORATION
2013 INCENTIVE PLAN

Election To Transfer the Employer’s National Insurance Liability to the Employee

Onscreen disclaimer

If you are liable to National Insurance contributions (“NICs”) in the UK on option grants or restricted stock unit awards to you, you are required to enter into a Joint Election to transfer to you any liability to employer’s NICs that may arise in connection with your awards.

Clicking on the “ACCEPT” box where indicated indicates your acceptance of the Joint Election. You should read the Important Note on the Joint Election to Transfer Employer NICs before accepting the Joint Election.

SANDISK CORPORATION
2013 INCENTIVE PLAN

Election To Transfer the Employer’s National Insurance Liability to the Employee

Important note on the Joint Election to Transfer Employer NICs

If you are liable to National Insurance contributions (“NICs”) in the UK on your option grant or restricted stock unit awards, you are required to enter into a Joint Election to transfer any liability to employer’s NICs that may arise in connection with your awards to you.

By entering into the Joint Election:

•	you agree that any employer’s National Insurance liability that may arise in connection with your awards will be transferred to you; and

•
you will authorise your employer to recover an amount sufficient to cover this liability by such methods including, but not limited to, deductions from your salary or other payments due, or the sale of sufficient shares acquired pursuant to your awards.

To enter into the Joint Election, please click on the “ACCEPT” box where indicated.

Please read the Joint Election carefully before accepting the Joint Election.

SANDISK CORPORATION
2013 INCENTIVE PLAN

Election To Transfer the Employer’s National Insurance Liability to the Employee

This Election is between:

A.
[insert name of employee] (the “Employee”), who is eligible to receive restricted stock units granted by SanDisk Corporation with its headquarters at 951 SanDisk Drive, Milpitas, California, 95035, U.S.A. (the “Company”) pursuant to the SanDisk Corporation 2013 Incentive Plan (the “Plan”), and

B.	the Company, which may grant restricted stock units under the Plan and is entering into this Election on behalf of the Employer.

1.	Introduction

1.1	This Election relates to all restricted stock units granted to the Employee under the Plan on or after [insert date] up to the termination date of the Plan.

1.2	In this Election the following words and phrases have the following meanings:

(a)	“Chargeable Event” means, in relation to the restricted stock units:

(i)	the acquisition of securities pursuant to restricted stock units, (within section 477(3)(a) of ITEPA);

(ii)	the assignment (if applicable) or release of the restricted stock units, in return for consideration (within section 477(3)(b) of ITEPA);

(iii)	the receipt of a benefit in connection with the restricted stock units, other than a benefit within (i) or (ii) above (within section 477(3)(c) of ITEPA);

(iv)	post-acquisition charges relating to the shares acquired pursuant to the restricted stock units, (within section 427 of ITEPA); and/or

(v)	post-acquisition charges relating to the shares acquired pursuant to the restricted stock units, (within section 439 of ITEPA).

(b)	“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

(c)	“SSCBA” means the Social Security Contributions and Benefits Act 1992.

1.3
This Election relates to the employer’s secondary Class 1 National Insurance Contributions (the “Employer’s Liability”) which may arise on the occurrence of a Chargeable Event in respect of the restricted stock units pursuant to section 4(4)(a) and/or paragraph 3B(1A) of Schedule 1 of the SSCBA.

1.4
This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA, or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

1.5
This Election does not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part VII of ITEPA (employment income: securities with artificially depressed market value).

2.	The Election

The Employee and the Company jointly elect that the entire liability of the Employer to pay the Employer’s Liability on the Chargeable Event is hereby transferred to the Employee. The Employee understands that, by signing or electronically accepting this Election, he or she will become personally liable for the Employer’s Liability covered by this Election. This Election is made in accordance with paragraph 3B(1) of Schedule 1 of the SSCBA.

3.	Payment of the Employer’s Liability

3.1    The Employee hereby authorises the Company and/or the Employer to collect the Employer’s Liability from the Employee at any time after the Chargeable Event:

(i)	by deduction from salary or any other payment payable to the Employee at any time on or after the date of the Chargeable Event; and/or

(ii)	directly from the Employee by payment in cash or cleared funds; and/or

(iii)	by arranging, on behalf of the Employee, for the sale of some of the securities which the Employee is entitled to receive in respect of the restricted stock units; and/or

(iv)	by any other means specified in the applicable award agreement.

3.2
The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities related to the restricted stock units to the Employee until full payment of the Employer’s Liability is received.

3.3
The Company agrees to procure the remittance by the Employer of the Employer’s Liability to HM Revenue & Customs on behalf of the Employee within 14 days after the end of the UK tax month during which the Chargeable Event occurs (or within 17 days after the end of the UK tax month during which the Chargeable Event occurs if payments are made electronically).

4.	Duration of Election

4.1
The Employee and the Company agree to be bound by the terms of this Election regardless of whether the Employee is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.

4.2	This Election will continue in effect until the earliest of the following:

(i)	the Employee and the Company agree in writing that it should cease to have effect;

(ii)	on the date the Company serves written notice on the Employee terminating its effect;

(iii)	on the date HM Revenue & Customs withdraws approval of this Election; or

(iv)
after due payment of the Employer’s Liability in respect of the entirety of the restricted stock units to which this Election relates or could relate, such that the Election ceases to have effect in accordance with its terms.

4.3    This Election will continue in force regardless of whether the Employee ceases to be an employee of the Employer.

Acceptance by the Employee

The Employee acknowledges that by signing this Election or clicking on the “ACCEPT” box where indicated, the Employee agrees to be bound by the terms of this Election as stated above from the date of doing so.

Signature
Date

OR

ACCEPT

Acceptance by the Company

The Company acknowledges that, by signing this Election or arranging for the scanned signature of an authorised representative to appear on this Election, the Company agrees to be bound by the terms of this Election as stated above.

Signature for and on behalf of the Company
Position
Date

SCHEDULE OF EMPLOYER COMPANIES

The following are employer companies to which this Election may apply:

For each company, provide the following details:

(1)	SanDisk UK Limited

Registered Office:	24 Great King Street Edinburgh EH3 6QN
Company Registration Number:	SC234218
Corporation Tax District:
Corporation Tax Reference:
PAYE District:
PAYE Reference:

(2)    SanDisk Scotland Limited

Registered Office:	24 Great King Street Edinburgh EH3 6QN
Company Registration Number:	SC234217
Corporation Tax District:
Corporation Tax Reference:
PAYE District:
PAYE Reference:

UNITED STATES OF AMERICA

Terms and Conditions

Limited Transferability. This provision supplements Paragraph 3 of the Agreement:

The Participant may direct the Corporation to issue the stock certificates for any Shares which in fact vest and become issuable under the Award during his or her lifetime to one or more designated Family Members or a trust established for the Participant and/or his or her Family Members. The Participant may make such a beneficiary designation or certificate directive at any time by filing the appropriate form with the Plan Administrator or its designee.

Code Section 409A. For U.S. taxpayers, the grant and settlement of the Award is intended to be exempt from Section 409A of the Code under the “short-term deferral” exception, and in any event in compliance with Section 409A of the Code, and the Agreement will be interpreted, operated and administered in a manner that is consistent with this intent. In furtherance of this intent, the Plan Administrator may, at any time and without the Participant’s consent, modify the terms of the Award as it determines appropriate to comply with the requirements of Section 409A of the Code and the related U.S. Department of Treasury guidance. The Corporation makes no representation or covenant to ensure that the Award, settlement of the Award or other payment hereunder are exempt from or compliant with Section 409A of the Code, and will have no liability to the Participant or any other party if the settlement of the Award or other payment hereunder that is intended to be exempt from, or compliant with, Section 409A of the Code, is not so exempt or compliant or for any action taken by the Plan Administrator with respect thereto.